DEVELOPMENT AND EXPLORATION AGREEMENT

Lothian Oil Inc. (“Lothian”), whose address is 500 5th Avenue, Suite 2600, New York, NY 10110, and UHC Petroleum Corporation, and UHC Petroleum Services Corporation, and ratified by United Heritage Corporation (collectively referred to in this Agreement as “UHC”), whose address is 405 N. Marienfeld, Suite 200, Midland, TX 79701, entered into a definitive agreement providing for Lothian to acquire shares of the common stock of United Heritage Corporation (the “Share Transaction”). The stock purchase agreement provides that it is contingent on Lothian and UHCP entering into a Development and Exploration Agreement (this “Agreement”) concerning the ownership, exploration, and development of UHCP’s Oil and Gas Leases in the Cato San Andres Unit, Chavez County, New Mexico; the Tom Tom Field, Chavez County, New Mexico; the Tomahawk Field, Roosevelt County, New Mexico (collectively referred to as the “New Mexico Properties”); and the Wardlaw Field, Edwards County, Texas (the “Wardlaw Property”).

For valuable consideration, the receipt and sufficiency of which is acknowledged, and the mutual benefits to be derived by Lothian and UHC, Lothian and UHC enter into this Agreement and agree as follows:

1.
Lothian and UHC will enter into a secured loan agreement, to be dated March 31, 2006, providing for loan advances, by Lothian to UHC, of up to $2,500,000 for the development of the Leases in the Wardlaw Property. The term of the loan shall be for ten (10) years from the date on which this Agreement is executed by the Parties. Loan advances shall be used by or on behalf of UHC to pay for one hundred percent (100%) of the capital cost of drilling and equipping new wells and establishing and improving production from existing wells in the Wardlaw Property. Advances under the loan shall be repayable, monthly, from 70% of UHC’s share of the oil and gas proceeds from the Wardlaw Property, with interest payable monthly at Citibank’s prime lending rate of interest plus 1%. The loan by Lothian to UHC shall be evidenced by a credit agreement providing for UHC to execute a promissory note to Lothian, secured by a deed of trust and mortgage on 70% of UHC’s interests in the leases it owns in the Wardlaw Property. As part consideration for granting this loan, UHC shall deliver to Lothian an assignment of 70% of UHC’s interest in the Wardlaw Property, which assignment shall become effective when the full amount of the loan, together with all accrued interest, has been repaid and paid in full to Lothian, as provided for in the Credit Agreement.

In the event UHC shall receive a bona fide offer to purchase its interest in the Wardlaw Property prior to the assignment to Lothian becoming effective, and UHC elects to accept the offer, Lothian is granted and shall have the right of first refusal to purchase the Wardlaw Property on the same terms and conditions provided for in that offer. Upon UHC accepting the offer (either from a third party, or Lothian electing to exercise its right of first refusal), the assignment to Lothian of the 70% interest shall become immediately effective, and the outstanding balance on the loan from Lothian to UHC shall be deemed paid in full. If the full amount of the loan has not been expended by or on behalf of UHC for the purposes stated above, Lothian shall remain obligated to expend that amount for the original purposes of the loan, as stated above.

2.
Lothian and UHC have entered into an Operating Agreement (the “OA”), naming Lothian as Operator, governing the operations of all of the Leases and interests in properties included in the Wardlaw Property. Any conflicts between the terms of the OA and this Agreement shall be governed by the terms of this Agreement.

3.
While the OA entered into by the parties provides for Lothian to be the designated Operator of the Wardlaw Property, UHC agrees to continue to serve as nominal operator for purposes of reporting to all state and federal agencies concerning the leases that are subject to this Agreement. At such time as Lothian elects to be the nominal operator and assumes all reporting obligations, UHC agrees to execute such forms and documents as may be necessary to allow Lothian to be recognized as the Operator of the properties.

4.
This Agreement contains all agreements and understandings of the parties with respect to its terms, and supersedes all prior understandings, agreements, both written and oral, which may have been discussed and previously agreed on. This Agreement may only be amended in writing by Lothian and UHC, if both parties agree to the terms of the amendment.

This Agreement shall be effective, for all purposes, as of March 31, 2006.

“Lothian”

Lothian Oil Inc.

Date: April __, 2006	By:	/s/ Ken Levy
Ken Levy
Secretary/Chief Financial Officer

“UHC”

UHC Petroleum Corporation

Date: April __, 2006	By:	/s/ C. Scott Wilson
C. Scott Wilson
President/Chief Executive Officer

United Heritage Corporation

Date: April __, 2006	By:	/s/ C. Scott Wilson
C. Scott Wilson
President/Chief Executive Officer

UHC Petroleum Services Corporation

Date: April __, 2006	By:	/s/ C. Scott Wilson
C. Scott Wilson
President/Chief Executive Officer